EXHIBIT 5

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                          CARTER LEDYARD & MILBURN LLP
                                COUNSELORS AT LAW
                                  2 WALL STREET
                            NEW YORK, N.Y. 10005-2072
                                   -----------

                                 (212) 732-3200
                               FAX: (212) 732-3232



                                 April 16, 2003

Pall Corporation
2200 Northern Boulevard
East Hills, New York  11548

                  Re:   Pall Corporation
                        Registration Statement on Form S-3
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Ladies and Gentlemen:

         We have acted as counsel for Pall Corporation, a New York corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), by a registration statement on Form S-3 (the "Registration Statement"), of the offering and sale from time to time of up to 210,000 shares (the "Shares") of the Company's common stock, par value $.10 per share, by the trustee under the Pall Corporation Cash Balance Pension Plan and the Pall Trinity Micro Pension Plan for Hourly-Rated Factory Employees.

         We have examined originals or copies certified or otherwise identified to our satisfaction of such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we are of the opinion that the Shares have been legally issued and are fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of us under the heading "Legal Matters" in the prospectus contained therein.

                                            Very truly yours,

                                            /s/Carter Ledyard & Milburn LLP
SVB/lrh